2/12/21

Deborah Clifford

Re: Employment at Autodesk

Dear Deborah,

Congratulations! We are thrilled to offer you employment with Autodesk, Inc. (“Company”). Details about our offer are in this letter and its attachments. There’s a lot of information included, so, if you have questions about anything, please reach out to us.

To move forward, please sign all documents which require your signature and return them to Nikki Glasgo by 5:00 p.m. PST on 2/22/21. If we don’t hear from you by then, this offer will expire and become null and void. Copies of this letter and attachments, including those transmitted electronically, are effective as originals.

We’re excited and hope that you will join us.

Warm Regards,

Nikki Glasgo
Global Head of Talent Acquisition
For and on behalf of Autodesk, Inc.

I have reviewed and accept the offer of employment with Autodesk, Inc. on the terms and conditions set out in this letter and attachments.

2/22/2021         by /s/ Deborah L. Clifford
Date                         Name

Enclosures:    Terms of Employment (sign)
Code of Business Conduct and Acknowledgement (sign)
Employee Nondisclosure and Assignment Agreement (U.S.) (sign)
Export Controls Questionnaire (sign)
Autodesk, Inc.
111 McInnis Parkway, San Rafael, California 94903
PHONE +1 415 507 5000 | FAX +1 415 507 6338 | www.autodesk.com

Global Worker Data Protection Policy and Notice
Payroll Forms

Autodesk, Inc. Offer Letter        Last Revised January 2019

TERMS OF EMPLOYMENT

I.THE BASICS

Position. You will be in the position of Chief Financial Officer, reporting to Andrew Anagnost, Chief Executive Officer.

Start Date. Your first date of employment will be 3/8/21.

Location. Autodesk’s main U.S. office is located at 111 McInnis Parkway, San Rafael, CA 94903 and its main phone number is 415-507-5000. You will work at the Company’s 1 Market St, San Francisco, CA 94105 location.

At-Will Employment. Your employment with Autodesk will be at-will. This means that you or Autodesk may terminate your employment relationship without notice and for any reason at any time.

II.COMPENSATION

Base Pay. Your starting base salary will be $11,538.46 per week annualized at $600,000.00, minus all legally applicable deductions and withholdings. Autodesk pays employees bi-weekly. To determine pay dates, please go to the intranet site when you join us and click on Payroll.
Autodesk Incentive Bonus. You’re eligible to participate in the applicable Autodesk Incentive Plan (“AIP”).  Your initial AIP target incentive amount for your position is 75% of your base pay.  The decision whether to grant an AIP award to an eligible participant as well as the amount of any award is at the discretion of Autodesk. You can find out details about the AIP when you join the Company.
One Time Cash Bonus.  In fiscal year 2023, on the date of AIP Bonus Payout (April 2022), you will be paid a gross supplemental cash bonus of $91,233.00, less applicable payroll withholdings. If you resign from your employment with Autodesk within nine months, you will repay to Autodesk the net amount of the Bonus (what you received after payroll withholdings) on or before your last day of employment with Autodesk.

III.BENEFITS

Restricted Stock Units. We will recommend to the Compensation Committee of the Autodesk Board of Directors that at a meeting following commencement of your employment, you be granted restricted stock units (“RSUs”) with a value of $8,250,000.00 (USD). These meetings generally occur quarterly.

This grant, a value of $8,250,000.00 (USD), will vest over a two-year period following approval by the Compensation Committee as follows:

Value                Vest Date
$4,050,000.00 (USD)    6 Months
$2,800,000.00 (USD)    12 Months
$1,400,000.00 (USD)    24 Months

Autodesk, Inc. Offer Letter        Last Revised January 2019

Annual Employee Stock Plan. We will recommend to the Compensation Committee of the Autodesk Board of Directors that at a meeting following commencement of your employment, as part of our annual equity cycle, you be granted a value of $4,200,000.00 (USD) annually, for each of Autodesk’s fiscal years, starting with FY’22-FY’27, 60% of which (or such other percentage as may be approved by the Compensation Committee in accordance with the applicable plan) shall be performance based.

The RSU’s will vest annually in equal shares over a three-year period following approval of each grant by the Compensation Committee.

RSU Details. At the time of each grant, the total value of each grant will be converted to a specific number of RSUs based upon the average stock price over the 20 trading days immediately preceding the date of the Compensation Committee meeting.
Upon vesting, the RSUs will convert to an equal number of shares of Autodesk common stock, subject to the modifier to the performance based RSU portion in accordance with the applicable plan. The actual value of the shares vesting will be based upon the closing stock price on the vesting date. The RSUs do not have a purchase price but are subject to taxation upon vesting. Any such grant will be subject to the terms and conditions of the applicable Autodesk employee equity plan, restricted stock unit agreement and performance plan, which you will be required to sign as a condition to receiving any RSUs.

You will not be eligible for these bonuses or equity grants if you resign for any reason, you have violated your obligations under the Employee Nondisclosure and Inventions Agreement or Autodesk terminates your employment.

Employee Stock Purchase Plan. You will be eligible to participate in the applicable Autodesk Employee Stock Purchase Plan (“ESPP”). Your participation in the ESPP will be subject to the rules of the plan as well as applicable law. Where tax withholding is required, the Company will withhold the required amounts on your behalf.

Other Benefits. If eligible, you can participate in a wide variety of employee benefit programs including health insurance, a 401(k) plan with company match and sabbatical program. A summary of these benefits and other programs will be provided to you in the Total Rewards Overview, and details will be available after you join us. You will also be eligible to participate in the Non-Qualified Deferred Compensation Plan.

Discretionary Time Off. When you join Autodesk, you will be eligible for discretionary time off in accordance with the Company’s Discretionary Time Off Policy.

IV.CONDITIONS OF YOUR WORK FOR US

As with any new relationship, it is important that we are upfront about expectations. Below is a list of our expectations of the issues this offer is contingent on:

Autodesk, Inc. Offer Letter        Last Revised January 2019

•Your verifying your identity and ability to work for us in the U.S. To do so, before your Start Date, please log onto http://autodesk.i9servicecenter.com/login.asp using supplied link and complete Section 1 of the I-9 form. Within three business days of your Start Date, please give the Company documents it needs from you to complete Section 2 of the form. We will share with you in separate documentation a list of documents you can provide.
•Your agreeing to and completing a background check, which will look at your educational, employment and criminal history.  For certain jobs, the Company may also require a credit check.  These checks are performed by HireRight.  Its privacy policies can be found at http://www.hireright.com/Privacy-Policy.aspx. Your employment will depend on the Company’s satisfaction with the results of any such checks.  If you are hired before the checks are completed, the Company will proceed with that start date with your understanding and agreement that your continued employment will be subject to the satisfactory results of the background check.  If the background check, once completed, reveals disqualifying information, your employment may be terminated.  Likewise, if the Company later learns that you provided false information in connection with these checks, it may terminate your employment for this reason.

•Your completing an Export Controls Questionnaire and the Company’s satisfaction that it can obtain all licenses it may need to employ you based on the information you provide.

•Your disclosing in writing any interest you may have which may create an actual or perceived conflict of interest with your employment by the Company.  Generally, a conflict of interest exists when a personal interest or activity interferes or has the potential to interfere with your professional judgment or your responsibility to the Company because it is inconsistent with the Company’s interests.   For example, a conflict of interest may exist if, while you are employed by the Company, you are a consultant for, have an affiliation with or a financial interest in an Autodesk customer, reseller, distributor or competitor.

•Your disclosing to the Company any ongoing legal obligations you have to a prior employer or another party, including obligations not to compete, to solicit customers or to solicit employees, which may prohibit you from working for Autodesk or doing your job fully.

•Your understanding that this offer letter and its attachments is the only agreement between us about the terms and conditions of your employment with us. These replace all other agreements about these topics and cannot be changed except in writing signed by an authorized representative of Autodesk. Any legal interpretation of this will be governed by the law in the State in which you are employed.
5
Autodesk, Inc. Offer Letter        Last Revised January 2019